UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ALTRA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
www.altraindustrialmotion.com

April 18, 2007

Dear Fellow Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) to be held at 9:00 a.m. EDT on Tuesday, May 8, 2007 at the Ritz-Carlton, Boston Common, 10 Avery Street, Boston, Massachusetts 02111. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by a toll-free telephone number, the internet or by proxy by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Altra.

Sincerely,

Michael L. Hurt
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171

April 18, 2007

The 2007 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) will be held as follows:

DATE:	Tuesday, May 8, 2007
TIME:	9:00 a.m. EDT
LOCATION:	The Ritz-Carlton, Boston Common 10 Avery Street Boston, MA 02111
PURPOSE:	To consider and act upon the following proposals:
1. The election of directors;
2. The ratification of the selection of the independent registered public accounting firm; and
3. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposal 2.

Stockholders of record at the close of business on April 16, 2007 will be entitled to vote at the meeting.

By order of the Board of Directors,

David A. Wall
Chief Financial Officer, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY BY:

1.  BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.  BY TELEPHONE:

Call toll-free 1-800-PROXIES and follow the instructions.

3.  BY INTERNET:

Access “www.voteproxy.com” and follow the on-screen instructions.

4.  IN PERSON:

You may attend the Annual Meeting and vote in person.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 8, 2007

ALTRA HOLDINGS, INC.
14 Hayward Street
Quincy, Massachusetts 02171

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Holdings, Inc. (“Altra” or the “Company”) on or about April 18, 2007 in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held at 9:00 a.m. EDT on Tuesday, May 8, 2007 at the Ritz-Carlton, Boston Common, 10 Avery Street, Boston, Massachusetts 02111. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Altra for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting. As of such date, there were 23,087,591 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by proxy by:

(1)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2)	calling toll-free 1-800-PROXIES and following the instructions;

(3)	accessing “www.voteproxy.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” with respect to the election of directors will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting but will have no other legal effect upon election of directors. You may not cumulate your votes for the election of directors.

For the proposal to ratify the selection of the independent registered public accounting firm of Altra, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2006, which accompanies this Proxy Statement.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of April 16, 2007 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individual’s address of record is c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of April 16, 2007, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is based on 23,087,591 shares of common stock outstanding as of April 16, 2007.

	Securities Beneficially Owned
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned	Outstanding

Principal Securityholders:
Genstar III GP LLC(1)	7,058,700	30.6%
Caisse de dépôt et placement du Québec(3)	1,901,516	8.2%
Capital Research and Management Company(2)	1,314,700	5.7%
Named Executive Officers:
Michael L. Hurt	706,049	3.1%
Carl R. Christenson	536,653	2.3%
David A. Wall	208,250	*
Edward L. Novotny	119,000	*
Gerald Ferris	104,125	*

	Securities Beneficially Owned
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned	Outstanding

Non-Employee Directors:
Edmund M. Carpenter	—	—
Jean-Pierre L. Conte(1)	7,058,700	30.6%
Darren J. Gold(4)	—	—
Larry McPherson	119,343	*
Richard D. Paterson(1)	7,058,700	30.6%
James H. Woodward Jr.	—	—
All directors and executive officers as a group (13 persons)	8,985,357	38.9%

*	Represents beneficial ownership of less than 1%.

(1)	Genstar III GP LLC, a Delaware limited liability company (“Genstar LLC”) is the sole general partner of Genstar Capital III, L.P., a Delaware limited partnership (“Genstar Capital”), which exercises investment discretion and control over 6,813,132 shares held by Genstar Capital Partners III, L.P., a Delaware limited partnership (“Genstar III”) and 245,568 shares held by Stargen III, L.P., a Delaware limited partnership (“Stargen”). Messrs. Jean-Pierre L. Conte and Richard D. Paterson are managing members of Genstar LLC. Mr. Conte is also the chairman and a managing director of Genstar Capital, and Mr. Paterson is a managing director of Genstar Capital. In such capacities, each of Messrs. Conte and Paterson may be deemed to share beneficial ownership of the shares shown as beneficially owned by Genstar III and Stargen, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address of Genstar LLC, Genstar Capital, Genstar III and Stargen is Four Embarcadero Center, Suite 1900, San Francisco, California 94111.

(2)	The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Share amounts listed are derived from Capital Research and Management Company’s Schedule 13G filed with the SEC on February 12, 2007.

(3)	Caisse de dépôt et placement du Québec (“CDPQ”) is a limited partner of Genstar III and its address is 1000 place Jean-Paul-Riopelle, Montreal, Quebec. Luc Houle, Senior Vice President, Investments-Manufacturing Sector and Louise Lalonde, Investment Director-Manufacturing, may be deemed to share beneficial ownership of the shares shown as beneficially owned by CDPQ and exercise voting and investment control over such shares. Mr. Houle and Ms. Lalonde disclaim beneficial ownership of all such shares.

(4)	Mr. Gold is a Managing Director of Genstar LLC. Mr. Gold does not directly or indirectly have or share voting or investment power or the ability to influence voting or investment power over the shares shown as beneficially owned by Genstar LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2006, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2007 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2008 Annual Meeting and until their successors have been duly elected and qualified:

Edmund M. Carpenter
Jean-Pierre L. Conte
Darren J. Gold
Michael L. Hurt
Larry McPherson
Richard D. Paterson
James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Biographical information for each of the nominees as of April 18, 2007, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Carpenter, Conte, Gold, Hurt, McPherson, Paterson and Woodward.

NOMINEES FOR DIRECTOR

Edmund M. Carpenter, 63, has been a director since March 2007. Mr. Carpenter currently serves as a consultant to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. He has served as a director at Campbell Soup Company since 1990 and Dana Corporation since 1991. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan.

Jean-Pierre L. Conte, 43, has been a director since November 2004 and served as Chairman of the Board from November 2004 until November 2006. Mr. Conte is currently Chairman and Managing Director of Genstar Capital. Mr. Conte joined Genstar Capital in 1995. Prior to leading Genstar Capital, Mr. Conte was a principal for six years at the NTC Group, Inc., a private equity investment firm. He began his career at Chase Manhattan in 1985. He has served as a director and chairman of the board of PRA International, Inc. since 2000. Mr. Conte has also served as a director of Propex Fabrics, Inc. since December 2004 and as a director of Panolam Industries International, Inc. since September 2005. Mr. Conte holds a B.A. from Colgate University and an M.B.A. from Harvard University.

Darren J. Gold, 37, has been a director since November 2004. Mr. Gold is currently a Managing Director of Genstar Capital. Mr. Gold joined Genstar Capital in 2000. Prior to joining Genstar Capital, Mr. Gold was an engagement manager with McKinsey & Company. He has served as a director at INSTALLS inc., LLC since 2002, Panolam Industries International, Inc. since 2005 and International Aluminum Corporation since March 2007. Mr. Gold holds a B.A. in Political Science and History from the University of California, Los Angeles and a J.D. from the University of Michigan.

Michael L. Hurt, P.E., 61, has been Chief Executive Officer and a director since November 2004. In November 2006, Mr. Hurt was elected as Chairman of the Board. During 2004, prior to Altra’s formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian (now a subsidiary of Altra) in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Corporation (now a subsidiary of Altra). Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Larry McPherson, 61, has been a director since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2003 and served as Chairman and CEO of NSK Europe from January 2002 to December 2003. In total he was employed by NSK Ltd. for 21 years and was Chairman and CEO of NSK Americas for the six years prior to his European assignment. Mr. McPherson continues to serve as an advisor to the board of directors of NSK Ltd. as well as a board member of McNaughton and Gunn, Inc. and of a privately owned printing company. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University.

Richard D. Paterson, 63, has been a director since November 2004. Since 1987, Mr. Paterson has been a Managing Director at Genstar Capital. Prior to joining Genstar Capital, Mr. Paterson was a Senior Vice President and Chief Financial Officer of Genstar Corporation, a New York Stock Exchange listed company. He has served as a director of North American Energy Partners Inc. since 2005, Propex Fabrics, Inc. since 2004, American Pacific Enterprises, LLC since 2004, Woods Equipment Company since 2004 and INSTALLS inc, LLC since 2004. Mr. Paterson is a Chartered Accountant and holds a Bachelor of Commerce degree from Concordia University.

James H. Woodward, Jr., 54, has been a director since March 2007. Mr. Woodward has been Executive Vice President and Chief Financial Officer of Joy Global Inc. since January 2007. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial positions at Dana Corporation since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University.

BOARD OF DIRECTORS

Board of Director Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Edmund M. Carpenter, Larry McPherson and James H. Woodward Jr. are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws. Our Board of Directors currently complies with the NASDAQ Rules regarding independence requirements pursuant to an exemption from the requirement that a majority of the Board members must be independent provided by Rule 4350(a)(5) of the NASDAQ Rules. We expect some of our non-independent directors will be replaced so that the majority of our Board of Directors will be independent within 12 months of December 14, 2006, the effective date of our registration statement for our initial public offering.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at http://www.altraindustrialmotion.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171, telephone (617) 328-3300. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our internal controls and risk management;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence;

•	the performance of our independent auditors and our internal audit function; and

•	the preparation of the report required to be prepared by the Audit Committee pursuant to SEC rules.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Woodward, McPherson and Paterson. Mr. Woodward serves as chairman of our Audit Committee. Mr. Woodward and Mr. McPherson qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. The Audit Committee currently complies with NASDAQ and federal securities law independence requirements pursuant to an exemption from the requirement that all Audit Committee members must be independent provided by Rule 4350(a)(5) of the NASDAQ Rules and Rule 10A-3(b)(1)(iv) of the Exchange Act. Mr. Woodward was appointed to the Audit Committee in March 2007 to comply with the independence phase-in requirements of the NASDAQ Rules and the Exchange Act. Mr. Paterson is the only member of the Audit Committee not currently considered to be an “independent” director as provided by the NASDAQ Rules, and the Securities Exchange Act of 1934, or the Exchange Act. We expect that all of our Audit Committee members will be independent within 12 months of December 14, 2006, the effective date of our registration statement for our initial public offering.

Compensation Committee

The primary purpose of our Compensation Committee is to oversee our compensation and employee benefit plans and practices, review director compensation policy and produce a report on executive compensation as required by SEC rules. Messrs. Carpenter, Gold and Woodward serve on the Compensation Committee. Mr. Carpenter serves as chairman of the Compensation Committee. Our Compensation Committee currently complies with NASDAQ Rules regarding independence requirements pursuant to an exemption from the requirement that all Compensation Committee members must be independent provided by Rule 4350(a)(5) of the NASDAQ Rules. Messrs. Carpenter and Woodward were appointed to the Compensation Committee in March 2007 to comply with the independence phase-in requirements of the NASDAQ Rules and the Exchange Act. Mr. Gold is the only member of the Compensation Committee not currently considered to be an “independent” director as provided by the NASDAQ Rules and the Exchange Act. We expect that all of our Compensation Committee members will be independent within 12 months of December 14, 2006, the effective date of our registration statement for our initial public offering.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and to recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to the Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the Board and our management.

Messrs. McPherson, Carpenter and Gold serve on the Nominating and Corporate Governance Committee. Mr. McPherson serves as chairman of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently complies with NASDAQ Rules regarding independence requirements pursuant to an exemption from the requirement that all Nominating and Corporate Governance Committee members must be independent provided by Rule 4350(a)(5) of the NASDAQ Rules. Mr. Carpenter was appointed to the Nominating and Corporate Governance Committee in March 2007 to comply with the independence phase-in requirements of the NASDAQ Rules and the Exchange Act. Mr. Gold is the only member of the Nominating and Corporate Governance Committee not currently considered to be an “independent” director as provided by the NASDAQ Rules and the Exchange Act. We expect that all of our Nominating and Corporate Governance Committee members will be independent within 12 months of December 14, 2006, the effective date of our registration statement for our initial public offering. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2006, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	4
Audit Committee	6
Compensation Committee	5
Nominating and Corporate Governance Committee	*

*	The Nominating and Corporate Governance Committee was formed in November 2006 and did not hold a meeting in that year.

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason.

Director Compensation

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings. Our non-employee directors receive director fees of $40,000 per year. In January of 2005, Mr. Larry McPherson was granted 34,125 shares of restricted common stock, which stock is subject to vesting over a period of five years. In January of 2005, Mr. Frank E. Bauchiero was also granted 34,125 shares of restricted common stock, which stock became fully vested by Board action upon his departure from the Board in March 2007. The Board is currently in the process of determining the 2007 compensation levels for our non-employee directors and has engaged the services of Hay Group, an independent outside consultant to assist with such analysis.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2006.

Non-Employee Director Compensation Table

Non-Equity
	Fees Earned or	Stock	Incentive Plan	All Other
Name	Paid in Cash ($)	Awards ($)	Compensation ($)	Compensation ($)	Total ($)

Frank E. Bauchiero(1)	40,000	—	—	—	40,000
Edmund M. Carpenter	—	—	—	—	—
Jean-Pierre L. Conte	—	—	—	—	—
Darren J. Gold	—	—	—	—	—
Larry McPherson	40,000	—	—	—	40,000
Richard D. Paterson	—	—	—	—	—
James H. Woodward Jr	—	—	—	—	—

(1)	Frank E. Bauchiero resigned from our Board of Directors, effective March 14, 2007

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2006 that had an executive officer serving as a member of our Board or Compensation Committee.

Mr. Richard Paterson, who was a member of the Compensation Committee during the year 2006, and Mr. Darren Gold, a current Compensation Committee member, are employees of Genstar Capital, our largest stockholder. Please see “Certain Relationships and Related Transactions” for a description of Genstar Capital’s relationship with us.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics Compliance Program, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer or competitor of the Company, are generally prohibited. However, holding a financial interest less than 1% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer or competitor to which he or she is affiliated. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

CDPQ Subordinated Notes Investment

In connection with the acquisition of the Power Transmission Group of Colfax Corporation (the “PTH Acquisition”), Caisse de dépôt et placemet du Québec (“CDPQ”) entered into a note purchase agreement with Altra, pursuant to which CDPQ purchased $14.0 million of Altra’s subordinated notes, to provide a portion of the funds necessary to complete the PTH Acquisition. During 2006, we repaid the outstanding principal and accrued interest and the CDPQ subordinated notes were cancelled.

Genstar Advisory Services Agreement

In connection with the PTH Acquisition, we entered into an advisory services agreement with Genstar Capital, L.P., an affiliate of Genstar Management LLC, for management, business strategy, consulting and financial advisory and acquisition related services to be provided to us and our subsidiaries. The agreement provided for the payment to Genstar Capital, L.P. of an annual fee of $1 million (payable quarterly) for advisory and other consulting services. In addition, Genstar Capital, L.P. was entitled to receive an advisory fee of 2% of the aggregate consideration relating to any merger, acquisition, disposition or other strategic transactions, as approved by our board of directors, plus reimbursement of out-of-pocket expenses, including legal fees. Following the completion of the initial public offering of our common stock and payment of a $3.0 million termination fee to Genstar Capital L.P., the advisory services agreement was terminated.

Bear Linear Acquisition

On May 18, 2006, Altra Industrial Motion, Inc., our wholly-owned subsidiary (“Altra Industrial”), entered into a purchase agreement with Bear Linear and certain of its members to purchase the business and substantially all of the assets of Bear Linear for $5.0 million. The value of Bear Linear was based on a multiple of the estimated future earnings of the business. Bear Linear was founded by its three members in 2001 and manufactured high value-added linear actuators for mobile off-highway and industrial applications. One of the three members of Bear Linear, Robert F. Bauchiero, is the son of one of our former directors, Frank E. Bauchiero. The Board of Directors of Altra Industrial unanimously approved the acquisition of Bear Linear which was conducted by arms length negotiations between the parties.

Indebtedness of Management

On January 10, 2006, Altra Industrial loaned David A. Wall, our Chief Financial Officer, $100,000 at an interest rate of 4.05%, the Company’s then current rate of funds. The loan was repaid in full and terminated on March 22, 2006.

Transition Agreements

We entered into transition agreements with four of our executive officers, Messrs. Ferris, McGowan, Novotny and Schuele. Each of the transition agreements provided that, subject to the executive’s execution of a general release of claims and the executive’s compliance with certain other restrictive covenants, if the executive was terminated during the first year of employment, after the sale of Altra or such executive’s business unit, by us without “cause” or by the executive for “good reason” (each as defined in the transition agreement), we would pay the executive a severance benefit equal to the executive’s annual base salary for a specified amount of time ranging from 9 months to 12 months. All transition agreements terminated as of April 1, 2007, pursuant to their terms, and no payments were made pursuant to such agreements.

TB Wood’s Acquisition

On February 17, 2007, we entered into an Agreement and Plan of Merger with Forest Acquisition Corporation, our wholly-owned subsidiary, and TB Wood’s Corporation, pursuant to which we agreed to acquire TB Wood’s Corporation for a purchase price of $24.80 per share. On April 5, 2007, we completed the acquisition and TB Wood’s became a wholly-owned subsidiary of Altra Industrial. Prior to entering into this transaction, our Chief Executive Officer, Mr. Hurt, and one of our directors, Mr. Conte, disclosed to the Board holdings of 2,081 and 9,236 shares of TB Wood’s stock, respectively. After review, the Board determined that Messrs. Hurt and Conte’s holdings were not material to the transaction as a whole and approved the transaction.

Joy Global Sales

One of our directors, Edmund M. Woodward, is an Executive Vice President and Chief Financial Officer of Joy Global Inc. The Company sold approximately $4.5 million in goods to divisions of Joy Global Inc. in 2006, which represented less than five percent (5%) of the Company’s consolidated gross revenues for the year. Other than his position as Executive Vice President and Chief Financial Officer of Joy Global Inc., Mr. Woodward has no interest in sales transactions between the Company and Joy Global Inc.

Registration Rights Agreement

We entered into a registration rights agreement pursuant to which we have agreed to register for sale under the Securities Act shares of our common stock in the circumstances described below. This agreement provides some stockholders with the right to require us to register Altra common stock owned by them.

Demand Rights

The holders of a majority of the shares of common stock issued to the Genstar Funds or any affiliate thereof, or the Genstar Holders, acting as a single group, have the right to require us to register all of the Genstar Holders’ beneficial interests in our common stock, or the Genstar Securities, under the Securities Act. We call the right to require us to register the Genstar Securities a demand right, and the resulting registration a demand registration. The Genstar Holders may make an unlimited number of such demands for registration on Form S-1 or, if available to us, on Form S-3. Holders of piggyback rights, described below, may include shares they own, subject to certain restrictions, in a demand registration.

Piggyback Rights

Our stockholders who are a party to the registration rights agreement, including the Genstar Funds, CDPQ and stockholders who are members of management, can request to participate in, or “piggyback” on, registrations of any of our securities for sale by us. We call this right a piggyback right, and the resulting registration a piggyback registration. The piggyback right applies to any registration other than, among other things, a registration on Form S-4 or Form S-8.

Corporate Governance

The Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination to stockholders for election as a director and consideration of stockholder nomination for election as a director; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board for optimality thereof; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; and (vii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Edmund M. Carpenter, Larry McPherson and James H. Woodward, Jr.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier, and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee currently expects to conduct its 2007 review of the Board and its committees’ performance in the second half of the year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

When considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics Compliance Program (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at http://www.altraindustrialmotion.com. Individuals can report suspected violations of the Altra Holdings, Inc. Code of Ethics anonymously by contacting the Altra Code of Business Conduct and Ethics Compliance Hotline at (800) 826-6762.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Altra and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committees procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, c/o Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 18, 2007:

Name	Age	Position

Michael L. Hurt	61	Chief Executive Officer and Chairman of the Board
Carl R. Christenson	47	President and Chief Operating Officer
David A. Wall	48	Chief Financial Officer, Treasurer and Secretary
Gerald Ferris	57	Vice President of Global Sales — Altra Industrial Motion
Timothy McGowan	50	Vice President of Human Resources — Altra Industrial Motion
Edward L. Novotny	54	Vice President — Altra Industrial Motion and General Manager of Boston Gear, Formsprag, Steiber and Huco Business Units
Craig Schuele	43	Vice President of Marketing and Business Development — Altra Industrial Motion

Michael L. Hurt, P.E. has been Chief Executive Officer and a director since November 2004. In November 2006, Mr. Hurt was elected as chairman of the Board. During 2004, prior to Altra’s formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian (now a subsidiary of Altra) in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Corporation (now a subsidiary of Altra). Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Carl R. Christenson has been President and Chief Operating Officer since January 2005. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Corporation (now a subsidiary of Altra) and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and a M.B.A. from Rensselaer Polytechnic.

David A. Wall has been Chief Financial Officer since January 2005. From 2000 to 2004, Mr. Wall was the Chief Financial Officer of Berman Industries, a manufacturer and distributor of portable lighting products. From 1994 to 2000, Mr. Wall was the Chief Financial Officer of DoALL Company, a manufacturer and distributor of machine tools and industrial supplies. Mr. Wall is a Certified Public Accountant and holds a B.S. degree in Accounting from the University of Illinois and a M.B.A. in Finance from the University of Chicago.

Gerald Ferris has been Altra Industrial’s Vice President of Global Sales since November 2004 and held the same position with Power Transmission Holdings, LLC, its predecessor, since March 2002. He is responsible for the worldwide sales of Altra’s broad product platform. Mr. Ferris joined Altra’s predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Timothy McGowan has been Altra Industrial’s Vice President of Human Resources since November 2004 and held the same position with its predecessor since June 2003. Prior to joining Altra, from 1994 to 1998 and again from 1999 to 2003 Mr. McGowan was Vice President, Human Resources for Bird Machine, part of Baker Hughes, Inc., an oil equipment manufacturing company. Before his tenure with Bird Machine, Mr. McGowan spent many years with Raytheon in various Human Resources positions. Mr. McGowan holds a B.A. degree in English from St. Francis College in Maine.

Edward L. Novotny has been Altra Industrial’s Vice President and General Manager of Boston Gear, Formsprag, Steiber and Huco Business Units since November 2004 and held the same position with its predecessor since May 2001. Prior to joining Altra’s predecessor in 1999, Mr. Novotny served in a plant management role and then as the Director of Manufacturing for Stabilus Corporation, an automotive supplier, since October 1990. Prior to Stabilus, Mr. Novotny held various plant management and production control positions with Masco Industries and Rockwell International. Mr. Novotny holds a B.S. degree in Business Administration from Youngstown State University.

Craig Schuele has been Altra Industrial’s Vice President of Marketing and Business Development since November 2004 and held the same position with its predecessor since July 2004. Prior to his current position, Mr. Schuele has been Vice President of Marketing since March 2002, and previous to that he was Director of Marketing. Mr. Schuele joined Altra’s predecessor in 1986. He holds a B.S. degree in management from Rhode Island College.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions relating to the following persons, whom we refer to as our named executive officers:

Michael L. Hurt, Chief Executive Officer and Chairman of the Board;

Carl R. Christenson, President and Chief Operating Officer;

David A. Wall, Chief Financial Officer, Treasurer and Secretary;

Edward L. Novotny, Altra Industrial’s Vice President and General Manager of Boston Gear, Formsprag, Steiber and Huco Business Units; and

Gerald Ferris, Altra Industrial’s Vice President of Global Sales.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”), as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company’s compensation and benefit plans and policies, review and approve equity grants to directors and executive officers and determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensations. The Compensation Committee has the authority to engage the services of independent compensation consultants and has recently done so to perform an executive compensation study for purposes of assisting in the establishment of 2007 executive compensation. The Compensation Committee meets a minimum of four times annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

The Compensation Committee operates in accordance with a charter which sets forth its rights and responsibilities. The Compensation Committee and the Board review the charter annually and it was recently updated in November 2006, prior to the Company’s initial public offering.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the

Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that it is primarily the dedication, creativity, competence and experience of our workforce that enables us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals. Compensation is one of them but not the only one.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We attempt to link compensation to executive short-term performance by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting shareholder value.

Rewarding Meaningful Results

We believe that compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to each executive’s contribution to earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group, through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. We believe that the total compensation paid or awarded to our named executive officers during 2006 was consistent with our financial performance and the individual performance of each of the named executive officers. Based on the Company’s and Compensation Committee’s analysis, we believe that the 2006 compensation was reasonable in its totality and is consistent with the compensation philosophies as described above.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives;

•	Long-term incentive compensation through grants of equity-based awards. Past equity awards have been in the form of restricted stock;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	Severance benefits payable upon termination under specified circumstances to certain of our key executive officers;

•	Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and its other non-executive employees; and

•	The named executive officers are provided with the same life, short-term and long-term disability insurance benefits as our other salaried employees. Additionally, the named executive officers are provided with supplemental long-term disability benefits that are not available to all salaried employees.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals.

Base salary is intended to provide a level of income commensurate with the executive’s position, responsibilities and contributions to the Company. We believe the combined value of base salary plus annual cash incentives is competitive with the salary and bonus provided to similarly situated executives in the industry.

Through our annual cash bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Through our long-term non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time through awards of restricted stock.

How We Determine the Amounts We Pay

Prior to December 2006, the Company was a private company and established its executive compensation structure in accordance with such status. Since the Company’s initial public offering, the Compensation Committee has found it advisable to conduct a review of its executive compensation structure and practices. As permitted in its charter, the Compensation Committee has retained the services of the Hay Group, an independent compensation consultant to assist in this review. The Hay Group is assisting the Compensation Committee in assessing the current compensation and benefit programs and helping to develop future compensation and benefit programs. This includes benchmarking the Company’s current programs against industry peers and other public companies of similar size and providing insight into the structuring of compensation programs to achieve various short-term and long-term objectives while retaining key executives. The Compensation Committee expects to receive the Hay Group’s report later this year and will make a recommendation to the Board of Directors regarding the appropriate compensation structure for the Company’s executives going forward.

Base Salary

Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions, as well as internal comparisons of the relative compensation paid to the members of our executive team.

Our CEO, Mr. Hurt, makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board as appropriate. Pursuant to the employment agreements the Company has entered into with Messrs. Hurt, Christenson and Wall, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, please see the section entitled “Employment Agreements” in the Proxy Statement.

Base salaries of our named executive officers for the year 2006 are disclosed in the Summary Compensation Table in this Proxy Statement and in the table below. For the year 2007, certain of our named executive officers will receive base salaries as set forth below. Base salaries for Messrs. Hurt, Christenson and Wall are currently being reviewed as part of the Compensation Committee’s review of executive compensation. Until such review is complete, Messrs. Hurt, Christenson and Wall will receive base salary equal to that received in 2006.

				Percentage
Officer	2006 Base	2007 Base		Increase

Michael L. Hurt	$373,190	TBD	(1)	—
Carl R. Christenson	$273,542	TBD	(1)	—
David A. Wall	$228,750	TBD	(1)	—
Edward L. Novotny	$187,600	$191,350		2.0%
Gerald Ferris	$184,037	$190,575		3.6%

(1)	Officers continue to be paid at 2006 base salary rate; however, the 2007 base salary may be adjusted upon completion of the executive compensation review being conducted by the Compensation Committee with the assistance of outside consultants.

Annual Cash Incentives

The executive officers of the Company are eligible to participate in the Management Incentive Compensation Program (“MICP”). The Compensation Committee annually establishes a target bonus opportunity. Under the MICP, the Compensation Committee approves an annual incentive cash bonus calculation for the executive officers. Our financial performance targets in 2006 were based on adjusted EBITDA and working capital management. Adjusted EBITDA is established by the Compensation Committee and consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring costs, including, but not limited to, inventory fair value adjustments recorded in connection with acquisitions. The working capital management target was based on the prior year’s ending working capital. For fiscal year 2006, Messrs. Hurt, Christenson, Wall, Novotny and Ferris had target bonus percentage amounts of 60%, 50%, 40%, 35% and 40% of base salary, respectively. These percentages are then adjusted upwards or downwards based on the Company’s financial performance in relation to the Company’s targeted EBITDA and working capital numbers. Based on the approved MICP, the named executives would earn no bonus if they did not achieve at least 80% of their respective targets. Based on the Company’s performance in 2006, it achieved levels substantially in excess of the targets established by the Compensation Committee. Therefore, the Compensation Committee approved bonuses equal to 220% of the target bonus for Messrs. Hurt, Christenson, Wall and Ferris. Mr. Novotny’s award was 190% of his target bonus. The bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, which generally vests ratably over five years. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s shareholders.

Prior to 2006, when the Company operated as a privately-owned company, the Company made grants of an aggregate of 1,267,500 shares of restricted stock to its named executive officers.

During 2006 and prior to the Company’s initial public offering, the Company granted an additional 203,899 and 103,857 shares of restricted common stock to its CEO and President and COO, respectively.

As part of its review of executive compensation following its initial public offering, the Compensation Committee is reviewing the long-term incentive compensation structure of its executive officers. Any future grants of equity-based compensation to our executive officers, if any, will be based upon the findings of such review.

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. The Company also has a frozen defined benefit plan from which Mr. Ferris is eligible to receive benefits. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

The 401(k) plan offers a company match of $0.50 for every dollar contributed by a named executive officer to the plan, up to 6% of pre-tax pay. Additionally, the Company contributes an amount equal to 3% of a named executive’s pre-tax pay to their account regardless of the amount of the contributions made by the named executive officer.

Mr. Ferris previously participated in the Colfax PT Pension Plan, however on December 31, 1998 participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of sixty-five, Mr. Ferris will receive annual payments of approximately $38,700. As part of its acquisition of Power Transmission Holding LLC from Colfax Corporation, the Company assumed certain liabilities of the Colfax PT Pension Plan, including such future payments to Mr. Ferris.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other such benefits.

Change of Control Matters and Employment Contracts

Employment Agreements

Three of our named executives, Messrs. Hurt, Christenson and Wall, entered into employment agreements with us and Altra Industrial in early January 2005. Mr. Hurt’s employment agreement was subsequently amended on December 5, 2006. Under the terms of his employment agreement, Mr. Hurt has a three-year employment term, following which the agreement will automatically renew for successive one-year terms unless either Mr. Hurt or Altra terminates the agreement upon 6 months prior notice to such renewal date. Under the terms of their respective employment agreements, Messrs. Christenson and Wall have five-year employment terms. The employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated senior executives are entitled to severance equal to 12 months salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Hurt’s unvested restricted stock received from our Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Hurt, Christenson and Wall is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial.

As part of the annual review process, the Compensation Committee is currently reviewing the 2007 compensation levels and terms for Messrs. Hurt, Christenson and Wall with the assistance of outside consultants.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Hurt, Christenson and Wall upon terminations of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Post-Employment Payments to Named Executive Officers” contained in this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Altra’s compensation program for executive officers. The Compensation Committee’s role is to oversee Altra’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards, and administer Altra’s equity incentive plan (including reviewing and approving grants to Altra’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of three non-employee directors. The majority of the Compensation Committee’s members are “independent” under the NASDAQ Rules. The Compensation Committee currently complies with NASDAQ Rules regarding independence requirements pursuant to an exemption from the requirement that all Compensation Committee members must be independent provided by Rule 4350(a)(5) of the NASDAQ Rules. The Compensation Committee expects that all of its members will be independent within one year from the effectiveness of the Company’s registration statement for its recent initial public offering. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, Edmund M. Carpenter, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee is pleased to submit this report to Altra’s stockholders.

Compensation Committee:

Edmund M. Carpenter
Darren J. Gold
James H. Woodward Jr.

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2006. We will refer to these executive officers as the named executive officers.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
				Other	Restricted Stock		All Other		Total
		Salary	Bonus	Annual	Awards		Compensation		Compensation
Name & Principal Position	Year	($)	($)	($)	($)		($)		($)

Michael L. Hurt	2006	$373,190	$521,902	—	$1,258,164	(1)	$26,587	(6)	$2,179,843
Chief Executive Officer
Carl R. Christenson	2006	$273,542	$320,650	—	$646,334	(2)	$25,127	(6)	$1,265,653
President & Chief Operating Officer
David A. Wall	2006	$228,750	$214,544	—	$7,410	(3)	$25,068	(6)	$475,772
Chief Financial Officer
Edward L. Novotny	2006	$187,600	$132,239	—	$3,705	(4)	$25,967	(6)	$349,511
Vice President of Altra Industrial Motion and General Manager of Boston Gear, Formsprag, Steiber and Huco Business Units
Gerald Ferris	2006	$184,037	$169,303	—	$3,705	(5)	$20,793	(7)	$377,838
Vice President of Global Sales, Altra Industrial Motion

(1)	Includes two-fifths of the shares granted to Mr. Hurt in 2006 and one-fifth of the vested shares granted to Mr. Hurt in each of 2004 and 2005. The aggregate restricted stock holdings of Mr. Hurt at the end of 2006 were 847,259 shares.

(2)	Includes two-fifths of the shares granted to Mr. Christenson in 2006 and one-fifth of the vested shares granted to Mr. Christenson in 2005. The aggregate restricted stock holdings of Mr. Christenson at the end of 2006 were 568,221 shares.

(3)	Includes one-fifth of vested shares granted to Mr. Wall in 2005. The aggregate restricted stock holdings of Mr. Wall at the end of 2006 were 220,500 shares.

(4)	Includes one-fifth of the shares granted to Mr. Novotny in 2005. The aggregate restricted stock holdings of Mr. Novotny at the end of 2006 were 126,000 shares.

(5)	Includes one-fifth of vested shares granted to Mr. Ferris in 2005. The aggregate restricted stock holdings of Mr. Ferris at the end of 2006 was 110,250 shares.

(6)	Represents our 401(k) contribution of $13,200, premiums paid for medical and dental insurance of $8,000 and premiums paid for life and disability benefits.

(7)	Represents our 401(k) contribution of $7,650, premiums paid for medical and dental insurance of $8,000 and premiums paid for life and disability benefits.

The following table presents information regarding grants of plan based awards to our named executive officers during the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards

All Other
Stock Awards:
		Estimated Future Payouts			Estimated Future Payouts			Number of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of		Grant Date
		Plan Awards			Plan Awards			Stock or		Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Market Price	of Stock &
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	on Grant Date	Option Awards

Michael L. Hurt(1)	August 30, 2006	—	—	—	203,899	203,899	203,899	—	$16.00	$3,262,384
Carl R. Christenson(2)	August 30, 2006	—	—	—	103,857	103,857	103,857	—	$16.00	$1,661,704
David A. Wall		—	—	—	—	—	—	—	—	—
Edward L. Novotny		—	—	—	—	—	—	—	—	—
Gerald Ferris		—	—	—	—	—	—	—	—	—

(1)	81,559 shares vest in January 2007 and 40,780 shares vest in January 2008, 2009 and 2010.

(2)	41,554 shares vest in January 2007 and 20,771 shares vest in January 2008, 2009 and 2010.

The following table presents information concerning the number and value of restricted stock that has not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2006.

Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
					Number of		Market Value
	Number of	Number of			Shares or		of Shares
	Securities	Securities			Units of		or Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Michael L. Hurt	—	—	—	—	564,632	(1)	$7,933,078
Carl R. Christenson	—	—	—	—	415,857	(2)	$5,842,784
David A. Wall	—	—	—	—	156,000	(3)	$2,191,800
Edward L. Novotny	—	—	—	—	78,000	(4)	$1,095,900
Gerald Ferris	—	—	—	—	78,000	(4)	$1,095,900

(1)	149,792 shares will vest in January 2007; 29,267 shares will vest in October 2007, 2008 and 2009; and 109,013 shares will vest in January 2008, 2009 and 2010.

(2)	119,544 shares will vest in January 2007, and 98,771 shares will vest in January 2008, 2009 and 2010.

(3)	39,000 shares will vest in January 2007, 2008, 2009 and 2010.

(4)	19,500 shares will vest in January 2007, 2008, 2009 and 2010.

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2006. The Company has not granted any options.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael L. Hurt	—	—	97,500	$580,176
Carl R. Christenson	—	—	78,000	$127,920
David A. Wall	—	—	39,000	$63,960
Edward L. Novotny	—	—	19,500	$31,980
Gerald Ferris	—	—	19,500	$31,980

Pension Benefits

The following table presents information concerning payments or other benefits for our named executive officers in connection with their retirement.*

		Number of	Present Value
		Years Credited	of Accumulated	Payments
		Service	Benefit	During Last
Name	Plan Name	(#)	($)	Fiscal Year

Michael L. Hurt	—	—	—	—
Carl R. Christenson	—	—	—	—
David A. Wall	—	—	—	—
Edward L. Novotny	—	—	—	—
Gerald Ferris(1)	Altra Industrial Motion, Inc. Retirement Plan	21	$310,756	0

*	For further discussion of the valuation method and material assumptions used in quantifying the present value of accumulated benefit, see Note 9 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(1)	Reflects pension benefits accrued for Mr. Ferris under PTH’s Colfax PT Pension Plan, which Altra assumed in connection with its acquisition of PTH. Mr. Ferris’s participation in and benefits accrued under such plan were frozen since December 31, 1998. Altra Industrial Motion, Inc. Retirement Plan manages the assumed liabilities under the Colfax Plan. Under the provisions of the Colfax Plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,700. Mr. Ferris is eligible to receive a reduced annual payment in the event of his early retirement. For further discussion, please see the section of this Proxy Statement entitled “Retirement.”

2004 Equity Incentive Plan

Our 2004 Equity Incentive Plan, or Incentive Plan, permits the grant of restricted stock, stock units, stock appreciation rights, cash, non-qualified stock options and incentive stock options to purchase shares of our common stock, par value $0.001 per share. Currently, the maximum number of shares of our common stock that may be issued under the terms of the Incentive Plan is 3,004,256 and the maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 1,750,000 shares. The Compensation Committee of our Board of Directors administers the Incentive Plan and has discretion to establish the specific terms and conditions for each award. Our employees, consultants and directors are eligible to receive awards under our Incentive Plan. Stock options, stock appreciation rights, restricted stock, stock units and cash awards may constitute performance-based awards in accordance with

Section 162(m) of the Code at the discretion of the Compensation Committee. Any grant of restricted stock under the Incentive Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in five equal annual installments. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Hurt’s grants, upon a participant’s termination of employment (other than for cause), unless the Board or committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his restricted stock agreements, in the event Mr. Hurt’s employment is terminated by us other than for cause, or terminates for good reason, death or disability all of his unvested restricted stock awards shall vest automatically.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Employment Agreements

Three of our named executives, Messrs. Hurt, Christenson and Wall, entered into employment agreements with us and Altra Industrial in early January 2005. Mr. Hurt’s employment agreement was subsequently amended on December 5, 2006. Under the terms of his employment agreement, Mr. Hurt has a three-year employment term, following which the agreement will automatically renew for successive one-year terms unless either Mr. Hurt or Altra terminates the agreement upon 6 months prior notice to such renewal date. Under the terms of their respective employment agreements, Messrs. Christenson and Wall have five-year employment terms. The employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated senior executives are entitled to severance equal to 12 months salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Hurt’s unvested restricted stock received from our Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Hurt, Christenson and Wall is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial.

As part of the compensation review process, the Compensation Committee is currently reviewing the 2007 compensation levels and terms for Messrs. Hurt, Christenson and Wall with the assistance of outside consultants.

Retirement

As part of the PTH Acquisition, we agreed to assume active pension plan liabilities of PTH, including certain liabilities under its Colfax PT Pension Plan. Mr. Ferris previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, his participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,700. This amount was determined from a formula set forth in the plan and is based upon (i) a participant’s years of service, (ii) a participant’s compensation at the time the plan was frozen, and (iii) a standard set of benefit percentage multipliers. The assumed liabilities of the Colfax PT Pension Plan, including the retirement benefits payable to Mr. Ferris, will be managed under the Altra Industral Motion, Inc. Retirement Plan, which has been frozen at identical levels to the Colfax PT Pension Plan.

Change of Control

As more fully discussed in the caption “2004 Equity Incentive Plan” herein, the Compensation Committee has the authority to effect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

As more fully discussed under the caption “Severance Policy,” Messrs. Hurt, Christenson and Wall may be eligible to receive certain severance benefits pursuant to their respective employment agreements.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers upon termination from employment with Altra, assuming such event took place on December 31, 2006 for the purposes of quantifying the amounts below. Messrs. Novotny and Ferris are not entitled to any potential post-employment payments.*

	Michael L. Hurt			Carl R. Christenson			David A. Wall
		Termination			Termination			Termination
		Without	Involuntary		Without	Involuntary		Without	Involuntary
		Cause	for Cause/		Cause	for Cause/		Cause	for Cause/
	Death or	or for	Voluntary	Death or	or for	Voluntary	Death or	or for	Voluntary
	Disability	Good Reason	Termination	Disability	Good Reason	Termination	Disability	Good Reason	Termination
Benefit	Incremental and Earned Compensation

Cash Severance(1)	—	$373,190	—	—	$273,875	—	—	$228,750	—
Health Insurance(1)	—	$8,000	—	—	$8,000	—	—	$8,000	—
Restricted Stock(2)(3)	$7,933,078	$7,933,078	—	—	$1,145,912	—	—	—	—
Performance Bonus(1)	$521,902	$521,902	$521,902	$320,650	$320,650	$320,650	$214,544	$214,544	$214,544
Total	$8,454,480	$8,836,170	$521,802	$320,650	$1,748,437	$320,650	$214,544	$451,294	$214,544

(1)	Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of each of the executive’s employment agreement, which are further discussed in this Proxy Statement under the caption “Severance Policy.”

(2)	The restricted stock values were determined using the number of shares that will immediately vest upon termination per each of the executive’s stock agreement multiplied by Altra’s stock price at December 29, 2006.

(3)	Pursuant to his restricted stock grant agreement, 83,085 shares of Mr. Christenson’s restricted stock would vest if he was terminated before January 6, 2007. As of January 6, 2007 such shares vested and the vesting upon termination indicated in the table is no longer applicable.

      * Mr. Ferris will be entitled to receive certain annual pension payments upon reaching the normal retirement age of 65 or a reduced benefit if earlier than normal retirement age, as further described in this Proxy Statement under the caption “Retirement.” In addition, Messrs. Ferris and Novotny were both parties to transition agreements that provided for certain severance benefits upon the sale of Altra, but such transition agreements terminated on April 1, 2007 and neither Mr. Ferris nor Novotny received any payments from Altra in connection with such agreements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Ernst & Young LLP (the independent external auditor for fiscal year ended December 31, 2006) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and filed with the SEC.

AUDIT COMMITTEE

James H. Woodward Jr.
Larry McPherson
Richard D. Paterson

Proposal 2. RATIFICATION OF SELECTION OF INDEPENDENT
     REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (E&Y) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2007. E&Y served as our independent auditor for fiscal years 2006 and 2005. At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as Altra’s independent auditor for fiscal year 2007. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of E&Y will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Auditor Fees

The aggregate professional fees billed or to be billed by E&Y for the audit of our annual financial statements for fiscal 2006 and 2005 and fees billed or to be billed for audit related services, tax services and all other services rendered by E&Y for these periods are as follows (in thousands):

	2006	2005

Audit Fees(1)	$2,562	$2,102
Audit Related Fees(2)	—	433
Tax Fees(3)	109	49
All Other Fees	—	—

Total	$2,671	$2,584

(1)	Audit Fees for the years ended December 31, 2006 and 2005 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the year ended December 31, 2005 were for advice related to accounting and reporting standards and services associated with the PTH and Hay Hall acquisitions and related financing transactions.

(3)	Tax Fees for the years ended December 31, 2006 and 2005 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related services to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by E&Y in fiscal 2006 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2008 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than December 19, 2007.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2008 Annual Meeting such proposal must be delivered to Altra no earlier than January 8, 2008 and no later than February 7, 2008. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any proposal presented by a shareholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2008 Annual Meeting should be addressed to: Corporate Secretary, Altra Holdings, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

DIRECTIONS TO THE
RITZ CARLTON HOTEL

Ritz Carlton
10 Avery Street,
Boston, MA 02111 U.S.A.
Phone: (617) 574-7100
Fax: (617) 574-7200

FROM LOGAN INTERNATIONAL AIRPORT:
Follow the directions to I-93 North via the Sumner Tunnel (toll tunnel)
Take exit 26 Storrow Drive
Follow Storrow Drive for approximately1/2 mile, staying in the left lane.
Take the Cambridge St. Government Center exit.
Follow Cambridge St. approximately1/2 mile to Government Center.
Cambridge St. ends at Government Center and becomes Tremont St.
Follow Tremont St. to the 6th Traffic light.
Turn left onto Avery St., (just before the Loews Movie Theatre on the left)
The Ritz-Carlton, Boston Common is on the right

FROM POINTS SOUTH:
Follow the directions for Route 93 North to Boston and take exit 20 for I-90/South Station
Follow the signs to South Station and Downtown
At the fourth traffic light, turn left onto Kneeland St.
Proceed to the seventh traffic light, turn right onto Washington St.
Past the fourth traffic light, turn left onto West St.
At the next traffic light, take a left onto Tremont St.
At the next traffic light, take a left onto Avery St. (just before the Loews Movie Theatre on the left)
The Ritz-Carlton, Boston Common is on the right

FROM POINTS NORTH:
Follow the directions for Route 93 South or Route 1 South (they will merge in Boston)
Take Exit 23 Purchase St.
At the fourth traffic light, turn right onto Kneeland Street
At the third traffic light, turn right onto Washington Street
After the fourth traffic light, turn left onto West Street
At the next traffic light, take a left onto Tremont Street
At the next traffic light, take a left onto Avery Street (just before the Loews Movie Theatre on the left)
The Ritz-Carlton, Boston Common is on the right

FROM POINTS WEST (Mass Pike — Route 90):
Take Exit 24A for South Station
At the first traffic light, take a left onto Kneeland St.
At the fifth traffic light, turn right onto Washington St.
Past the fourth traffic light, turn left onto West St.
At the next traffic light, take a left onto Tremont St.
At the next traffic light, take a left onto Avery St. (just before the Loews Movie Theatre on the left)
The Ritz-Carlton, Boston Common is on the right

ANNUAL MEETING OF STOCKHOLDERS OF
ALTRA HOLDINGS, INC.
Tuesday, May 8, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

20730000000000000000 5	050807

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To ratify the selection of Ernst & Young LLP as Altra Holdings, Inc. ’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2007.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m m	Michael L. Hurt Jean-Pierre L. Conte
		m	Richard D. Paterson
☐	WITHHOLD AUTHORITY	m	Darren J. Gold	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
	FOR ALL NOMINEES	m	Larry McPherson
☐	FOR ALL EXCEPT (See instructions below)	m m	James H. Woodward Jr. Edmund M. Carpenter

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ƚ

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
ALTRA HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited by the Board of Directors for use at the Annual Meeting on
May 8, 2007
     By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the shareholder’s annual meeting to be held May 8, 2007 and the proxy statement, and appoint Michael L. Hurt and David A. Wall, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Holdings, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Holdings, Inc., to be held on Tuesday, May 8, 2007, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
(Continued and to be signed on the reverse side)

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